INVESTMENT ADVISORY AND SERVICE AGREEMENT

     THIS AGREEMENT, dated and effective as of the 1st day of July, 1993, is made and entered into by and between AMERICAN BALANCED FUND, INC., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Adviser"). The parties agree as follows:

                                       1.

     The Fund hereby employs the Adviser to determine what securities shall be purchased or sold by the Fund with respect to the investment and reinvestment of the assets of the Fund. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligation to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Fund.

                                       2.

     The Adviser agrees to provide supervision of the portfolio of the Fund and to determine what securities or other property shall be purchased or sold by the Fund, giving due consideration to the policies of the Fund as expressed in the Fund's Articles of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940 (the "1940 Act"), Registration Statement under the Securities Act of 1933 (the "1933 Act"), and prospectus as in use from time to time, as well as to the factors affecting the Fund's status as a regulated investment company under the Internal Revenue Code.

     The Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Fund. With respect to such transactions, the Adviser, subject to such directions as may be furnished from time to time by the Board of Directors of the Fund, shall endeavor as the primary objective to obtain the most favorable prices and executions of orders. Subject to such primary objective, the Adviser may place orders with brokerage firms which have sold shares of the Fund or which furnish statistical and other information to the Adviser, taking into account the value and quality of the brokerage services of such broker-dealers, including the availability and quality of such statistical and other information. Receipt by the Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 5 hereof.

                                       3.

     The Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value and offering price per share. The Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without additional compensation from the Fund. The Adviser shall also, at its expense, provide the Fund with suitable office space (which may be in the offices of the Adviser); all necessary small office equipment and utilities; and general purpose accounting forms, supplies, and postage used at the offices of the Fund.

                                       4.

     The Fund shall pay all its expenses not assumed by the Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, stock transfer and dividend disbursing fees and expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance and redemption of shares of the Fund (including stock certificates, registration and qualification fees and expenses); legal and auditing expenses; compensation, fees, and expenses paid to directors; association dues; costs of stationery and forms prepared exclusively for the Fund; and costs of assembling and storing shareholder account data.

                                       5.

     For the services to be rendered and/or the facilities to be furnished as provided in Sections 1, 2 and 3, the Fund shall pay and the Adviser shall be entitled to receive an aggregate fee as follows:

(a) 0.42% of net assets of the Fund up to $500 million per annum
(b) 0.324% of net assets of the Fund over $500 million to $1 billion per annum
(c) 0.30% of net assets of the Fund over $1 billion to $1.5 billion per annum
(d) 0.282% of net assets of the Fund over $1.5 billion to $2.5 billion per annum
(e) 0.27% of net assets of the Fund over $2.5 billion to $4 billion per annum
(f) 0.264% of net assets of the Fund over $4 billion

     Such fee shall be computed and accrued daily at one three-hundred-sixty-fifth (1/365th) of the applicable annual rate set forth in (a), (b) and
(c) above. The net asset value of the Fund shall be determined in the manner set forth in the Articles of Incorporation and prospectus of the Fund as of the close of the New York Stock Exchange on each day on which said Exchange is open, and in the case of Saturdays, Sundays, and other days on which said Exchange shall not be open, as at the close of the last preceding day on which said Exchange shall have been open. The amounts thus computed and accrued during each calendar month shall be paid to the Adviser on or before the tenth
(10th) day of the succeeding calendar month, provided, however, that in the event of any termination of this Agreement, such fee shall be computed and paid to the date of such termination.

                                       6.

     The Adviser agrees to reduce the fee payable to it under this Agreement by the amount by which the ordinary operating expenses of the Fund for any fiscal year of the Fund, excluding interest, taxes and extraordinary expenses, shall exceed one and one-half percent (1 1/2%) of the first $30 million of average net assets of the Fund determined pursuant to Section 5, plus one per-cent (1%) of such average net assets in excess thereof. Costs incurred in connection with the purchase or sale of portfolio securities, including brokerage fees and commissions, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. Proper accruals shall be made by the Fund for any projected reduction hereunder, and corresponding amounts shall be withheld from the fees paid by the Fund to the Adviser. Any additional reduction computed at the end of the fiscal year shall be deducted from the fee for the last month of such fiscal year, and any excess shall be paid to the Fund immediately after the fiscal year end, and in any event prior to publication of the Fund's annual report as a reduction of the fees previously paid during the fiscal year.

                                       7.

     Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, or to prohibit affiliates of the Adviser from engaging in such businesses or in other related or unrelated businesses.

                                       8.

     The Adviser shall have no liability to the Fund, or its shareholders, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

                                       9.

     This Agreement shall continue in effect until the close of business on November 30, 1994. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

                                      10.

     This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Adviser, or by the Adviser on like notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.

AMERICAN BALANCED FUND, INC.        CAPITAL RESEARCH AND MANAGEMENT COMPANY
By /s/ George A. Miller             By /s/ James W. Ratzlaff
   George A. Miller, President         James W. Ratzlaff, Vice Chairman
                                       of the Board

By /s/ Patrick F. Quan              By /s/ Thomas E. Terry
   Patrick F. Quan, Secretary          Thomas E. Terry, Vice President
                                       and Secretary

              RENEWAL OF INVESTMENT ADVISORY AND SERVICE AGREEMENT

     THIS AGREEMENT, made this 24th day of October, 1996, between AMERICAN BALANCED FUND, INC., a Maryland corporation (hereinafter called the "Fund") and Capital Research and Management Company, a Delaware corporation (hereinafter called the "Investment Adviser").

                             W I T N E S S E T H:

     WHEREAS, there is now in effect an Investment Advisory and Service Agreement dated July 1, 1993, to be in effect through November 30, 1996, between the Fund and the Investment Adviser, providing for research, portfolio management services, and administrative services, to be furnished to the Fund by the Investment Adviser on certain terms and conditions and subject to certain provisions set forth therein; and

     WHEREAS, said Agreement was approved by the vote of the holders of a majority of the outstanding shares of the capital stock of the Fund at a Special Meeting of Stockholders held June 22, 1993, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the renewal of such Agreement has been approved by the Board of Directors of the Fund on October 23, 1996; and

     WHEREAS, the Fund and the Investment Adviser wish to renew said Agreement for an additional period of 12 months from December 1, 1996 through November 30, 1997, and such renewal has been approved as required by the terms of the Agreement;

     NOW, THEREFORE, such parties agree as follows:

     1. The Investment Advisory and Service Agreement dated July 1, 1993, is hereby renewed for the additional period of 12 months, beginning December 1, 1996 and ending at the close of business on November 30, 1997.

     2. In all other respects said Investment Advisory and Service Agreement, as now amended and in effect, is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.

     3. This Agreement shall be executed in several counterparts, each of which shall be original.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.

AMERICAN BALANCED FUND, INC.

By--------------------------
  Walter P. Stern, Chairman

By--------------------------
  Patrick F. Quan, Secretary


CAPITAL RESEARCH AND MANAGEMENT COMPANY

By--------------------------
  James F. Rothenberg, President

By--------------------------
  Michael J. Downer, Secretary